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                                                                    EXHIBIT 24

                     CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statement of BANC ONE CORPORATION on Form S-4 of our report which includes an explanatory paragraph regarding the change in method of accounting for income taxes and post-retirement benefits other than pensions in 1993, dated February 21, 1994 on our audits of the consolidated financial statements of BANC ONE CORPORATION as of December 31, 1993 and 1992, and for the years ended December 31, 1993, 1992, and 1991, included in BANC ONE CORPORATION'S Annual Report on Form 10-K for the year ended December 31, 1993. We also consent to the reference to our Firm under the caption "Miscellaneous Information" in said Registration Statement.

                                          /s/ Coopers & Lybrand

                                          COOPERS & LYBRAND

Columbus, Ohio
April 20, 1994